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                                                                   EXHIBIT 10.11

                                                                January 28, 2000
Roger E. George
2424 Villa Nueva Way
Mountain View, CA 94040
650 962-1656


Dear Roger:

I am pleased to offer you the position of Vice President of Legal Affairs and General Counsel at SkyStream Networks. You will report to myself, Jim Olson, President and Chief Executive Officer. In this position, you will be responsible for all aspects of legal compliance, corporate development including M&A, corporate governance, and general corporate law including contracts, real estate, and employment law. You will receive a starting base salary of one hundred thirty-five thousand dollars ($135,000) per year. In addition, you will be eligible to receive up to 20% of your base salary in the form of bonus payments based on company performance and on meeting annual objectives defined by you and me. Your base salary will be paid twice per month and is subject to withholding for federal, state, and other applicable taxes, as is your incentive compensation.

Further, I will recommend to SkyStream's Board of Directors that you be granted the right to purchase 100,000 shares of SkyStream common stock which will vest over a four year vesting schedule from the start date of your employment. Vesting will be annual vesting for the first year and monthly vesting the following three years. At your option, you may elect to exercise your stock options subject to a company Repurchase Right that would lapse on the same schedule that the stock options would normally vest. If you elect to exercise your options subject to the Repurchase Right the purchase price of the Common Stock may be financed with a full recourse promissory note payable to the Company. The Note shall bear interest at the minimum rate allowable to avoid imputation of interest compounded annually. Interest shall be forgiven annually as long as you remain employed by the Company. The Note shall be due and payable upon the earlier of (i) five years from the date of the Note, or (ii) 90 days after the termination of your employment with the Company. In addition, the proceeds from any sale by you of any shares of Common Stock of the Company shall be applied to repay the Note.

As an employee of SkyStream, you and your dependents will be entitled to SkyStream medical, dental, vision, EAP, 401K, LTD,
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Life/AD&D Insurance, and Section 125 benefits as made available to all
SkyStream employees. Information on the details of our plans will be delivered to you separately.

When you report to work, you will be expected to execute our standard company agreement relative to patents, inventions, and confidential information.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time for any reason or for no reason, subject to the terms hereof and your rights to compensation hereunder. If in the first year of your employment, the Company is acquired or sold, and, as a result of such acquisition you are involuntarily or constructively terminated without cause, you will nonetheless vest an aggregate of 50% of your stock options, or in the case of a Repurchase Right, an aggregate of 50% of the Company's Repurchase Right will lapse. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject of employment, and supersedes any prior discussions.

Roger, we are all excited about you joining SkyStream. We believe that your background and accomplishments are ideal for what we need. I am confident that you are the right person to lead SkyStream's legal function and become a valuable member of my executive team. The Broadcast Internet market is now exploding and we look forward to your participation in this extraordinary opportunity.

Sincerely,

James Olson
President and Chief Executive Officer
SkyStream Networks

Accepted /s/ ROGER E. GEORGE
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Date 28 Jan. 2000
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